UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2020

CCUR Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37706	04-2735766
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6470 East Johns Crossing, Suite 490, Duluth, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 305-6434

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.

On September 29, 2020, CCUR Holdings, Inc. (the “Company”) entered into an agreement (the “BRIO Agreement”) with Brio Financial Services Group (“BRIO”) pursuant to which BRIO will provide Jonathan Tegge to serve as the Chief Financial Officer (the “CFO”) and also provide certain other specified financial and accounting services typically provided by a chief financial officer, which are describe more fully in the BRIO Agreement, (“CFO Services”). The term of the BRIO Agreement will run through June 30, 2021, unless terminated by either party upon 60 days prior written notice to the other party, pursuant to the terms of the Brio Agreement. The Company paid an initial retainer of $8,500 upon execution of the agreement and will pay a monthly fee of $7,000 for the CFO Services during the term of the BRIO Agreement.

There are no material relationships between the Company or its affiliates and BRIO, other than in respect of the BRIO Agreement. The foregoing description of the terms and conditions of the BRIO Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the BRIO Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated into this Item 1.01 by reference.

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors or Certain Officers

(b) (e) On October 1, 2020, (the “Separation Date”), the Company and Warren Sutherland, the Company’s Chief Financial Officer, mutually agreed to terminate Mr. Sutherland’s employment with the Company (the “Termination”).  In connection with the Termination, on October 1, the Company and Mr. Sutherland entered into a severance agreement and general release (the “Agreement”).

In consideration for Mr. Sutherland’s comprehensive release of claims against the Company and its affiliates and his post-employment restrictive covenants set forth in the Agreement, Mr. Sutherland will receive compensation and certain benefits in accordance with the provisions in his employment agreement.

Mr. Sutherland will provide transition services as a consultant to the Company from the Separation Date until December 31, 2020 (“Transition Period”). Mr. Sutherland will receive severance payments totaling $290,625, paid in bi-weekly equal installments for a period of fifteen months and the Company’s contribution towards his health and welfare benefits. In addition, the Company will accelerate vesting of Mr. Sutherland’s outstanding restricted stock awards such that a total of 36,673 shares of restricted stock will become vested upon completion of the Transition Period. The Separation Agreement contains customary confidentiality provisions and a mutual release of claims between the Company and Mr. Sutherland.  Mr. Sutherland will be subject to customary non-solicitation and non-competition covenants for a period of fifteen months. Mr. Sutherland has the right to revoke the Agreement within seven days of the execution date.

The foregoing description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated into this Item 5.02 by reference.

Appointment of Certain Directors or Officers

(c) On October 2, 2020, the Company announced that Igor Volshteyn, the Company’s Chief Operating Officer and President, also assumed the roles of Principal Executive Officer (“PEO”) and Principal Financial Officer (“PFO”) as of October 1, 2020. Jonathan Tegge, serving as the Company’s Principal Accounting Officer under the supervision of Mr. Volshteyn, will be responsible for the preparation and presentation of the Company’s financial statements.

Igor Volshteyn, age 43, has served as interim Chief Operating Officer (“COO”) and President of the Company since June 11, 2020. Prior to becoming interim COO and President of the Company, Mr. Volshteyn served as Senior Vice President of Business Development of the Company commencing on January 1, 2019. Mr. Volshteyn began his career as a research analyst and investment banker and has over 20 years of experience in the investment management industry. He served as the Managing Partner and Chief Investment Officer at Echelon Investment Partners LP from May 2016 to December 2018 and as an Analyst and Portfolio Manager at Millennium Management from July 2007 to March 2016. From August 2019 to February 2020, Mr. Volshteyn served on the board of directors for Goodman Networks, Inc. He graduated with a Bachelor of Business Administration in Finance, with highest honors, from the University of Texas at Austin.

Mr. Volshteyn has no family relationships with any director or executive officer of the Company, there are no arrangements or understandings between Mr. Volshteyn and any other persons pursuant to which he was selected as COO and President of the Company, and there have been no transactions involving the Company and Mr. Volshteyn that the Company would be required to disclose pursuant to Item 404(a) of Regulation S-K.

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Engagement Letter Between Brio Financial Group and CCUR Holdings, Inc., dated September 29, 2020.
10.2	Severance Agreement and General Release between CCUR Holdings, Inc. and Warren Sutherland dated October 1, 2020. (#)

(#)	Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 2, 2020

CCUR HOLDINGS, INC.

By:	/s/ Igor Volshteyn
Name:	Igor Volshteyn
Title:	President and Chief Operating Officer